Exhibit 99.1

AUXILIUM PHARMACEUTICALS, INC. ANNOUNCES COURT GRANTS UPSHER-SMITH LABORATORIES MOTION FOR SUMMARY JUDGMENT

CHESTERBROOK, Pa. (December 4, 2013) — Auxilium Pharmaceuticals, Inc. (NASDAQ: AUXL) (“Auxilium”) announced today that the United States District Court for the District of Delaware (“Court”) granted Upsher-Smith Laboratories, Inc.’s (“USL”) motion for summary judgment with respect to its attempts to bring a testosterone gel product to market via its 505(b)(2) NDA using Auxilium’s Testim® product as its reference listed drug.

“We are very disappointed with the Court’s decision,” said Adrian Adams, Chief Executive Officer and President of Auxilium. “We remain committed to protecting and enforcing our intellectual property rights, and we are currently considering all avenues, including an appeal.”

On December 28, 2012, Auxilium and CPEX Pharmaceuticals, Inc. (“CPEX”) became aware of a notice from USL that advised them of USL’s filing of a 505(b)(2) New Drug Application containing a Paragraph IV certification under 21 U.S.C. Section 314.52(c) for testosterone gel (the “USL NDA”). This Paragraph IV certification notice refers to the ten U.S. patents, covering Testim, that are listed in the Orange Book. These ten patents are owned by FCB I LLC (successor-in-interest to CPEX) (“FCB”) and are exclusively licensed to Auxilium and will expire between 2023 and 2025. On January 28, 2013, Auxilium and FCB filed a lawsuit in the United States District Court for the District of Delaware against USL for infringement of all ten patents. As part of the legal proceedings between the companies, USL filed a motion for summary judgment that its proposed product does not infringe any of the patents. The Court has now granted USL’s motion for summary judgment. USL’s NDA was granted tentative approval by the U.S. Food and Drug Administration (“FDA”) on August 16, 2013 with a brand name VogelxoTM. With the granting of USL’s summary judgment motion, the FDA may now make the approval final, at which time USL will be permitted to launch its testosterone gel product, whether or not such final approval is accompanied by a therapeutic equivalence rating.

On March 26, 2013, Auxilium submitted a Citizen Petition to the FDA with respect to USL’s NDA referencing Testim in particular, and generic testosterone gels in general. The Company requested that, in the event of FDA approval of USL’s NDA, the FDA refrain from designating USL’s testosterone gel as therapeutically equivalent to Testim, and require that the label state that the product is not interchangeable with other transdermal testosterone gels. Although the FDA has not yet substantively replied to this Citizen Petition, the FDA did communicate to Auxilium that it has not yet resolved the issues raised in the Citizen Petition. The therapeutic equivalence rating may determine whether the product, if launched, would be launched as a generic, a branded generic, or simply another branded competitor in the TRT gel market. It is unclear at this time when the FDA will substantively respond to Auxilium’s Citizen Petition. Auxilium is exploring all options to respond to the threat posed to Testim and Auxilium’s revenue by any launch of USL’s testosterone gel product, whatever the therapeutic equivalence rating. The effect of any such product is not yet known.

About Auxilium

Auxilium Pharmaceuticals, Inc. is a fully integrated specialty biopharmaceutical company with a focus on developing and commercializing products to predominantly specialist audiences. Auxilium markets

Testim (testosterone gel) for the topical treatment of hypogonadism in the U.S. and XIAFLEX for the treatment of adult Dupuytren’s contracture patients with a palpable cord in the U.S. Ferring International Center S.A. markets Testim in certain countries of the EU and Paladin Labs Inc. markets Testim in Canada. Swedish Orphan Biovitrium AB has marketing rights for XIAPEX (the EU tradename for CCH) in 71 Eurasian and African countries. Asahi Kasei Pharma Corporation has development and commercial rights for XIAFLEX in Japan and Actelion Pharmaceuticals Ltd has development and commercial rights for XIAFLEX in Canada, Australia, Brazil and Mexico. Auxilium also markets TESTOPEL®, a long-acting implantable testosterone replacement therapy, Edex®, the leading branded non-oral drug for erectile dysfunction, Striant®, a buccal system for testosterone delivery, Osbon ErecAid®, the leading device for aiding erectile dysfunction, and also has a non-promoted respiratory franchise, including Theo-24® and Semprex®-D, along with  other non-promoted products, in the U.S. Auxilium has exclusive marketing rights in the U.S. and Canada for STENDRA™, an oral erectile dysfunction therapy. Auxilium has two projects in clinical development. XIAFLEX is currently under regulatory review by the U.S. FDA for the treatment of Peyronie’s disease. CCH is in Phase 2 of development for the treatment of Frozen Shoulder syndrome (adhesive capsulitis) and Phase 2 of development for the treatment of cellulite (edematous fibrosclerotic panniculopathy). Auxilium also has rights to pursue additional indications for XIAFLEX. For additional information, visit http://www.auxilium.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, which discuss matters that are not facts, and may include words to indicate their uncertain nature such as “believe,” “expect,” anticipate,” “intend,” “plan,” “could,” “estimate,” “project,” “will,” and “target.” Our forward-looking statements convey management’s expectations, beliefs, plans and objectives regarding future performance of the Company and are based upon preliminary information and management assumptions. No specific assurances can be given with respect to: the Company’s success in appealing the decision or pursuing any other procedural options in the USL litigation; whether the FDA will respond favorable to the Company’s Citizen Petition and the timing of any such response; whether the Company will be successful in asserting its intellectual property rights; whether the Company will successfully defend its Testim franchise from competition from USL’s testosterone gel product; whether or when USL will launch a generic, branded generic or branded competitor to Testim;  or  whether the introduction by USL of a generic Testim or branded competitor to Testim, at any therapeutic equivalence rating, could significantly and potentially permanently reduce the revenue we derive from Testim. While the Company may elect to update the forward-looking statements made in this news release in the future, the Company specifically disclaims any obligation to do so. Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue, earnings expectations, intellectual property rights, and the timing and content of decisions made by regulatory authorities, including the U.S. Food and Drug Administration, and those risks discussed in our reports on file with the Securities and Exchange Commission (the “SEC”). Our SEC filings may be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov or by means of the Company’s home page on the Internet at http://www.auxilium.com under the heading “For Investors - SEC Filings.”  There may be additional risks that the Company does not presently know or that the Company currently believes are immaterial which could also cause actual results to differ from those contained in the forward-looking statements.

Auxilium Contacts:
Keri P. Mattox / SVP, IR &	Nichol L. Ochsner / Senior Director, IR &
Corporate Communications	Corporate Communications
Auxilium Pharmaceuticals, Inc.	Auxilium Pharmaceuticals, Inc.
(484) 321-5900	(484) 321-5900
kmattox@auxilium.com	nochsner@auxilium.com